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FOR:                         4Kids Entertainment, Inc.

KCSA                       Todd Fromer / Michael Cimini
CONTACTS:            (212) 896-1215 / (212) 896-1233
                                  tfromer@kcsa.com / mcimini@kcsa.com

         4Kids Entertainment Reports Fourth Quarter and Year-End Results Company Announces Two-Year Extension with FOX

NEW YORK, March 15, 2006, – 4Kids Entertainment, Inc. (NYSE: KDE), a global provider of children’s entertainment and merchandise licensing, announced today results for fourth quarter and fiscal year ended December 31, 2005.

For fiscal 2005, net revenues were $86.7 million as compared to $103.3 million in 2004. Net income for the year was $5.1 million or $0.37 per diluted share, as compared to $12.7 million, or $0.89 per diluted share in 2004. The diluted weighted average common shares outstanding for the year ended December 31, 2005 was 13,536,830 shares compared to 14,335,343 shares in the prior year.

Net revenues in the fourth quarter ended December 31, 2005 were $26.9 million, as compared to $34.1 million for the same period in 2004. Fourth quarter net income was $0.5 million, or $0.04 per diluted share, as compared to $5.0 million, or $0.36 per diluted share, for the same period in 2004.

Alfred R. Kahn, 4Kids Entertainment Chairman and Chief Executive Officer, said: “We had very disappointing results in 2005 with licensing revenues off 25% compared to 2004. Revenues from our top two properties, Yu-Gi-Oh!® and Teenage Mutant Ninja Turtles®, declined and were only partially offset by increased revenues from our Cabbage Patch Kids® and Winx Club™ properties. In addition, results were negatively impacted by a lack of a major theatrical release in 2005. Our fourth quarter 2005 licensing revenues were significantly lower than our expectations as many of our newer properties failed to perform as hoped at retail.

“We are determined to improve the Company’s performance going forward and we will be focused on adding new sources of revenue and controlling expenses,” Kahn said.

On March 14, 2006, 4Kids extended its multi-year agreement with FOX to broadcast 4Kids TV™ on the FOX network for the 2006-2007 and 2007-2008 broadcast seasons. The terms of the two-year extension are discussed more fully in a Form 8-K filed this morning.

The Company also announced that there will be a press event at 12:00 p.m. (ET) today at which 4Kids and Microsoft will announce the identity of the exciting new mass appeal entertainment property, which is in development. It is expected that this new property will begin contributing to 4Kids' revenues by the fourth quarter.

In commenting on these announcements, Kahn said “We believe that our new FOX deal, our Microsoft alliance and our balance sheet with cash and investments of $113.5 million and no debt at December 31, 2005, positions 4Kids well for the future. As a leading provider of children’s programming to broadcast television, we feel that we are in a unique position to attract content owners and strengthen our existing property portfolio. We will maintain our focus on acquiring new content that drives licensing revenues and television ratings.”

About 4Kids Entertainment

Headquartered in New York City with international offices in London, 4Kids Entertainment, Inc. (NYSE: KDE) is a global provider of children’s entertainment and merchandise licensing. 4Kids, through its wholly owned subsidiaries, provides domestic and international merchandise licensing; product development; television, film, music and home video production and distribution; media planning and buying; and Web site development. For further information, please visit the Company’s Web sites at www.4KidsEntertainment.com and www.4Kids.TV.

The information contained in this press release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors beyond the Company’s control, including general economic conditions, consumer spending levels, competition from toy companies, motion picture studios and other licensing companies, the uncertainty of public response to the Company’s properties and other factors could cause actual results to differ materially from the Company’s expectations.

Tables follow:

4KIDS ENTERTAINMENT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2005 and 2004
(In thousands of dollars, except share data)

ASSETS	2005	2004
CURRENT ASSETS:
Cash and cash equivalents	$ 35,142	$111,759
Investments	78,383	16,067

Total cash and investments	113,525	127,826
Accounts receivable - net	34,508	39,917
Prepaid 4Kids TV broadcast fee, net of accumulated amortization
of $90,714 and $64,306 in 2005 and 2004, respectively	6,606	6,991
Prepaid income taxes	2,312	3,074
Prepaid expenses and other current assets	1,684	1,437
Deferred income taxes	466	158

Total current assets	159,101	179,403
PROPERTY AND EQUIPMENT - NET	2,853	3,143
OTHER ASSETS:
Accounts receivable - noncurrent, net	891	901
Investment in equity securities	--	726
Film and television costs - net	12,208	10,518
Deferred income taxes - noncurrent	1,971	2,241
Other assets - net	6,914	8,083

TOTAL ASSETS	$183,938	$205,015

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Due to licensors	$ 13,503	$ 16,859
Media payable	1,450	3,723
Accounts payable and accrued expenses	9,275	12,589
Deferred revenue	5,297	6,855

Total current liabilities	29,525	40,026
DEFERRED RENT	1,016	1,011

Total liabilities	30,541	41,037

STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value - authorized, 3,000,000 shares; none issued	--	--
Common stock, $.01 par value - authorized, 40,000,000 shares;
issued, 14,826,643 and 14,411,768 shares; outstanding 13,076,643 and
13,661,768 shares in 2005 and 2004, respectively	148	144
Additional paid-in capital	61,415	58,068
Accumulated other comprehensive income	428	1,124
Retained earnings	124,655	119,586

	186,646	178,922
Less- cost of 1,750,000 and 750,000 treasury
shares in 2005 and 2004, respectively	33,249	14,944

	153,397	163,978

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$183,938	$205,015

4KIDS ENTERTAINMENT, INC. AND SUBSIDIARIES   CONSOLIDATED STATEMENTS OF INCOME YEARS ENDED DECEMBER 31, 2005 and 2004 (In thousands of dollars, except share data)

	2005	2004
NET REVENUES	$ 86,662	$ 103,306

COSTS AND EXPENSES:
Selling, general and administrative	36,436	35,926
Production service costs	8,851	10,029
Amortization of television and film costs	9,790	9,639
Amortization of 4Kids TV broadcast fee	26,408	27,859

Total costs and expenses	81,485	83,453

INCOME FROM OPERATIONS	5,177	19,853
OTHER INCOME
Interest income	2,834	1,469
Gain on sale of investment in equity securities	234	--

Total other income	3,068	1,469

INCOME BEFORE INCOME TAXES	8,245	21,322
INCOME TAXES	3,176	8,592

NET INCOME	$ 5,069	$ 12,730

PER SHARE AMOUNTS:
Basic earnings per common share	$ 0.39	$ 0.93

Diluted earnings per common share	$ 0.37	$ 0.89

Weighted average common shares
outstanding - basic	13,115,687	13,683,756

Weighted average common shares
outstanding - diluted	13,536,830	14,335,343